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                                                                       EXHIBIT 1

                                                                  EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT


                                     between



                    DEEPHAVEN PRIVATE PLACEMENT TRADING LTD.
                                    as Seller


                                       and


                              LUFTHANSA TECHNIK AG
                                    as Buyer



                 and, for the limited purposes set forth herein,
                            HAWKER PACIFIC AEROSPACE
                                 as the Company




                            DATED SEPTEMBER 20, 2000

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                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made and executed on and effective as of September 20, 2000 by and between LUFTHANSA TECHNIK AG ("Buyer"), DEEPHAVEN PRIVATE PLACEMENT TRADING LTD. ("Seller") and, for the limited purposes set forth herein, HAWKER PACIFIC AEROSPACE, a California corporation (the "Company"). (Buyer and Seller and, to the extent applicable, the Company, each individually a "Party" and collectively the "Parties").

                                    RECITALS

         WHEREAS, Seller is the owner, beneficially and of record, of 300 shares of 8% Series C Convertible Preferred Stock (together with the right to receive all dividends accrued on such shares since their original issue date, the "HPAC Preferred Shares") of the Company; and

         WHEREAS, Buyer desires to purchase, and Seller desires to sell, the HPAC Preferred Shares, for the consideration and on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties hereinafter contained and good and valuable consideration, the parties agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, and except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms shall have the meaning ascribed to them in Annex A of this Agreement.

         2. PURCHASE AND SALE OF THE HPAC PREFERRED SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the HPAC Preferred Shares. The purchase price for the HPAC Preferred Shares shall be Three Million Seven Hundred Ninety Thousand Dollars (US $3,790,000.00) (the "Purchase Price").

         3.       CLOSING.

         3.1 Subject to the terms and upon satisfaction or waiver of the conditions set forth herein, the sale and purchase of the HPAC Preferred Shares shall be effected through a Closing (the "Closing") at the offices of Troy & Gould, in Los Angeles, California, commencing at 10:00 a.m. on September 20, 2000 (the "Closing Date") or at such other time and place as the Parties may mutually agree in writing.

         3.2 At the Closing, Seller shall deliver to Buyer a certificate or certificates representing the HPAC Preferred Shares together with duly executed blank stock powers, against payment of the purchase price therefor by wire transfer to Seller's bank account. Wire transfer instructions shall be provided by Seller to Buyer prior to Closing.

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         3.3 For purposes of this Section 3.3, the Company is a Party to this
Agreement. Upon the Closing, Seller shall assign to Buyer all of its rights and obligations under Section 3.16 (Delivery of Stock Certificates) and Section 3.17 (Redemption upon Triggering Events) of the Convertible Preferred Stock Purchase Agreement. The Company hereby consents to the foregoing assignment in accordance with Section 4.6 of the Convertible Preferred Stock Purchase Agreement. Seller acknowledges that Buyer has relied upon the foregoing assignment as an inducement to enter into this Agreement. The Company acknowledges that Buyer has relied upon the foregoing assignment as an inducement to enter into this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

         4.1 Authority. Seller has the full power and authority to execute, deliver and perform the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Seller and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         4.2 No Conflict or Violation. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the compliance with any of the provisions hereof will not: (i) conflict with, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security instrument, indenture, lease, License, Contract, plan or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound or affected or (ii) violate any Applicable Law or Order applicable to Seller or any of its properties or assets. Seller has no outstanding Tax liabilities that will impair the ability of Seller to consummate the transactions contemplated by this Agreement.

         4.3 Litigation. There is no claim, Action or Proceeding (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Knowledge of Seller, threatened against or affecting Seller, the outcome of which would in any manner impair the ability of Seller to perform its obligations hereunder, or against the transactions contemplated by this Agreement.

         4.4 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by Seller, any right, interest or valid claim against Buyer for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

         4.5 Transfer of Title. Seller is the beneficial owner of the HPAC Preferred Shares. The HPAC Preferred Shares are the total shares of capital stock of the Company held by Seller and, except as set forth on Schedule 4.6, Seller holds no options, warrants or other rights to acquire any capital stock of the Company. The HPAC Preferred Shares will be transferred to Buyer free

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and clear of any and all Liens, encumbrances, rights (contingent or otherwise, and including preemptive rights), claims and restrictions of any and every kind and nature whatsoever ("Encumbrances"). None of the HPAC Preferred Shares is subject to any voting trust, voting agreement or other agreements, commitments or understandings. Upon delivery of the HPAC Preferred Shares in accordance with the terms of this Agreement, Buyer shall acquire complete and absolute legal, marketable and equitable title to the HPAC Preferred Shares, except for any Encumbrances caused by actions or inactions of Buyer or its affiliates.

         4.6 Pricing. Seller (i) is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and (ii) understands and agrees with (and has reviewed with counsel) all of the terms and conditions set forth in this Agreement, including Article 2 (Purchase Price).

         4.7 No Public Solicitation. Seller knows of no public solicitation or general advertisement of an offer that has been or will be used in connection with the proposed sale of the HPAC Preferred Shares hereunder.

         4.8 Agreements with Company. (a) To the Knowledge of Seller, the Company is not currently in breach of any of its representations, warranties or other obligations under the Convertible Preferred Stock Purchase Agreement, the Registration Rights Agreement, the First Side Letter, the Second Side Letter, the Warrants, the Certificate of Determination or any other agreement contemplated by or entered into in connection with the foregoing agreements (collectively, the "Series C Transaction Documents") and (b) to the extent that
(i) the Company has previously breached any of its representations, warranties or other obligations under any of the Series C Transaction Documents and (ii) Seller has Knowledge of such a breach, Seller has, or hereby does, waive any and all rights and remedies it may have as a result of any such breach. This Section
4.8 shall not affect any rights Seller may have against the Company for a breach by the Company of its representations, warranties or other obligations under the Series C Transaction Documents (x) that occurs after the Closing Date or (y) of which Seller has no knowledge as of the Closing Date.

         5. REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer hereby represents and warrants to Seller that:

         5.1 Organization. It is duly organized, validly existing and in good standing under the laws of the Republic of Germany and has all the requisite power and authority and all necessary Licenses to execute, deliver and perform its obligations under this Agreement.

         5.2 Authority. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary internal proceedings, and no other internal proceedings on the part of Buyer are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming this Agreement constitutes a valid and binding obligation of Seller) constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy,

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reorganization, insolvency, moratorium and other laws affecting creditors'
rights generally from time to time in effect and to general equitable principles.

         5.3 Investment Intent. The HPAC Preferred Shares are being purchased for investment for Buyer's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. Buyer understands that the HPAC Preferred Shares have not been registered under the Securities Act or under any state securities law by reason of their contemplated sale in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws, and that the reliance of Seller upon these exemptions is predicated in part upon this representation by Buyer. Buyer further understands that the HPAC Preferred Shares may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption form the requirements of the Securities Act and applicable state securities laws.

         5.4 Qualification as an Accredited Investor. Buyer is qualified as an accredited investor for purposes of Regulation D promulgated under the Securities Act. Buyer acknowledges that Seller has made available to it at a reasonable time prior to the execution of this Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of the sale of securities contemplated by this Agreement and to obtain any additional information (which Seller possesses or can be acquired without unreasonable effort or expense) as may be necessary to verify the accuracy of information furnished to it. Buyer (a) is able to bear the loss of its entire investment in the HPAC Preferred Shares without any material adverse effect on its business, operations or prospects and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to this Agreement.

         5.5 No Conflict or Violation. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, the fulfillment of the terms hereof, and the compliance with any of the provisions hereof will not: (i) conflict with or result in a breach or violation of the Organizational Documents of Buyer; (ii) conflict with, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security instrument, indenture, lease, License, Contract, plan or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound or affected; or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets.

         5.6 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by Buyer, any right, interest or valid claim against Seller for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.. COVENANTS. The Parties hereby covenant and agree to take the following actions following the Closing:

         6.1 Confidentiality.

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                           (a)      Disclosure of Terms. The terms and
conditions of this Agreement (the "Terms"), including its existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

                           (b)      Press Releases, Etc. Seller and Buyer shall
not issue any press releases or make public statements or announcements regarding this Agreement or the transactions contemplated hereby which would jeopardize or otherwise invalidate the exemption from registration under the Securities Act. Seller and Buyer have and shall make, or cause to be made, only limited public statements or press releases which will be general in nature and remain within the limited scope permitted by the Securities Act, such that the exemption from registration remains valid. In no event shall any press release or other statement contain a hyperlink to any internet site.

                           (c)      Permitted Disclosures. Notwithstanding the
foregoing, either Party may disclose any of the Terms to its employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

                           (d)      Legally Compelled Disclosure. In the event
that either Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any of the Terms hereof in contravention of the provisions of this Section 6.1, such party (the "Disclosing Party") shall provide the other parties (the "Non-Disclosing Parties") with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

         6.2 Compliance with Conditions and Laws. Upon the terms and subject to the conditions of this Agreement, Seller and Buyer will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate the transaction contemplated herein and make effective in the most expeditious manner practicable the sale and transfer of the HPAC Preferred Shares in accordance with the terms of this Agreement.

         7.       TERMINATION OF EXISTING AGREEMENTS.

         7.1 Termination of First Letter Agreement. For the purposes of this
Section 7.1, the Company is a Party to this Agreement. Seller (i) hereby terminates that certain letter agreement between Seller and the Company dated as of December 10, 1999 (the "First Letter Agreement") giving Seller the right to purchase Additional Shares of Series D Preferred and Additional Warrants (each term as defined in the First Letter Agreement) and (ii) acknowledges that Buyer has relied upon such termination as an inducement to enter into this Agreement. The Company (i) hereby terminates that certain letter agreement between Seller and the Company dated as of December 10, 1999 (the "First Letter Agreement") giving Seller the right to purchase Additional Shares of Series D Preferred and Additional Warrants (each term as defined in the First Letter

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Agreement) and (ii) acknowledges that Buyer has relied upon such termination as an inducement to enter into this Agreement.

         7.2 Termination of Second Letter Agreement. For the purposes of this
Section 7.2, the Company is a Party to this Agreement. Seller (i) hereby terminates that certain letter agreement between Seller and the Company dated as of December 10, 1999 (the "Second Letter Agreement") giving Seller the right to provide all or portion of any Required Financing (as defined in the Second Letter Agreement) and (ii) acknowledges that Buyer has relied upon such termination as an inducement to enter into this Agreement. The Company (i) hereby terminates that certain letter agreement between Seller and the Company dated as of December 10, 1999 (the "Second Letter Agreement") giving Seller the right to provide all or portion of any Required Financing (as defined in the Second Letter Agreement) and (ii) acknowledges that Buyer has relied upon such termination as an inducement to enter into this Agreement.

         8. SELLER'S CONSENT. Seller hereby acknowledges that it has been informed of and hereby consents to the Common Stock Purchase Agreement, the Loan Agreement, the Lufthansa Technik Warrant, the Lufthansa Technik Registration Rights Agreement, the Shareholders Rights and Voting Agreement and the transactions contemplated by each of the foregoing.

         9. MISCELLANEOUS. For purposes of this Article 9, the Company is a Party to this Agreement.

         9.1 Further Assurances. Each Party agrees to take all such other and further actions and to execute and deliver all such other and further documents and instruments as shall be reasonably requested by the other Party to carry out the intent and purposes of this Agreement.

         9.2 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written.

         9.3 Amendment. This Agreement may not be modified or amended except by written agreement specifically referring to this Agreement and executed and delivered by the parties hereto.

         9.4 Assignment; Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, and assigns. This Agreement and the transactions contemplated hereby may not be assigned or otherwise transferred, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, except that Buyer may assign its rights hereunder, in whole or in part, to an Affiliate. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         9.5 Governing Law. This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Delaware.

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         9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which together shall constitute one instrument.

         9.7 Captions; Interpretation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references to sections, articles, Exhibits or Schedules shall mean the sections, articles, Exhibits or Schedules of this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The words "include" and "exclude" and derivatives of those words are used in this Agreement in an illustrative sense rather than a limiting sense.

         9.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by telegram or fax, or by certified or registered U.S. mail, and addressed to the Party to be notified at such Party's address as follows or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith:

                  Buyer:

                  Lufthansa Technik AG
                  Weg beim Jager 193
                  D-22335 Hamburg, GERMANY
                  Attention: Bernhard Langlotz
                  Fax: 011 49 40 5070 5366

                  with a copy to:
                  Wilmer, Cutler & Pickering
                  2445 M Street, N.W.
                  Washington, D.C. 20037
                  Attention: Stephen P. Doyle, Esq.
                  Fax: 202 663 6363

                  Seller:

                  Deephaven Private Placement Trading Ltd.
                  c/o Deephaven Capital Management LLC
                  130 Cheshire Lane
                  Minnetonka, Minnesota 55305
                  Attention:  Jim Korn
                  Fax:  952 249 5539

                  Company:

                  Hawker Pacific Aerospace
                  11240 Sherman Way

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                  Sun Valley, California, 91352
                  Attention: Chief Financial Officer
                  Fax: 818 765 2416

         9.9 Fees and Expenses. All fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement shall be paid by the Party incurring such expenses.

         9.10 Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, provided, that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained and such invalidity or unenforceability shall not affect in any way the remaining provisions hereof.

         9.11 Specific Performance. Seller hereby acknowledges and agrees that the failure of the Seller to perform its obligations under this Agreement and to otherwise comply with such obligations will cause irreparable injury to Buyer for which damages, even if available, will not be adequate remedy. Accordingly, Seller hereby consents to the issuance of injunctive relief to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and provisions of this Agreement.

         9.12 Waivers. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                            [Execution Page Follows]

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and effective as of the date first above written.

LUFTHANSA TECHNIK AG                    DEEPHAVEN PRIVATE PLACEMENT TRADING LTD.

By:    /s/ B. LANGLOTZ                  By:    /s/ G. SOBCZAK
   ----------------------------            -------------------------------------

Name:  Bernhard Langlotz                Name:  Gary Sobczak
     --------------------------              -----------------------------------

Title: General Counsel                  Title: Chief Financial Officer
      -------------------------               ----------------------------------

By:    /s/ JAMES C. STOECKER
   ----------------------------

Name:  JAMES C. STOECKER
     --------------------------

Title: GENERAL MANAGER
      -------------------------


         For the limited purposes set forth herein:

         HAWKER PACIFIC AEROSPACE



         By: /s/ DAVID L. LOKKEN
            ----------------------------

         Name: DAVID L. LOKKEN
              --------------------------

         Title: PRESIDENT/CEO
               -------------------------

                                     ANNEX A

                                   Definitions

         "Action or Proceeding" means any action, suit, claim, arbitration, proceeding or Government Entity investigation or audit.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition, a Person shall be deemed to control another Person if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.

         "Agreement" has the meaning set forth in the introductory paragraph hereof.

         "Applicable Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the United States of America, the Republic of Germany, or any state, province, county, municipality or other political subdivision thereof, including without limitation all governmental permits, licenses, franchises and authorizations required for any Person to conduct its respective business as currently conducted.

         "Buyer" has the meaning set forth in the introductory paragraph hereof.

         "Certificate of Determination" means the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of 8% Series C Convertible Preferred Stock of the Company filed with the Secretary of State of California on December 9, 1999.

         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.1.

         "Company" has the meaning set forth in the introductory paragraph hereof.

         "Common Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of September 20, 2000 by and among Lufthansa Technik AG and the sellers of the Company's common stock listed therein.

         "Contract" means any contract, agreement, understanding or commitment.

         "Convertible Preferred Stock Purchase Agreement" means that certain Convertible Preferred Stock Purchase Agreement dated as of December 10, 1999 by and between the Company and Seller.

         "Disclosing Party" has the meaning set forth in Section 6.1.

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         "Encumbrances" means any and all Liens, encumbrances, rights
(contingent or otherwise, and including preemptive rights), claims and restrictions of any and every kind and nature whatsoever.

         "First Letter Agreement" has the meaning set forth in Section 7.1.

         "Government Entity" means any court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority.

         "HPAC Preferred Shares" has the meaning set forth in the recitals hereof.

         "Knowledge" means, (i) with respect to any natural Person, the actual or constructive knowledge of such Person and (ii) with respect to any non-natural Person, that each member of the board of directors and senior management of such Person has or should have after reasonable inquiry.

         "Licenses" means all licenses, permits, certificates, approvals, registrations, franchises and similar consents granted or issued by a Government Entity or any other Person.

         "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by applicable securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement with the pertinent public or private registry.

         "Loan Agreement" shall mean that certain agreement to be dated as of the Closing Date between Buyer and the Company pursuant to which Buyer shall lend to the Company $9,300,000 in the form of subordinated debt and the Company shall issue to Buyer a promissory note and the Lufthansa Technik Warrant.

         "Lufthansa Technik Registration Rights Agreement" means that certain registration rights agreement to be dated as of the Closing Date by and between the Company and Buyer pursuant to which Buyer is entitled to certain registration rights.

         "Lufthansa Technik Warrant" means that certain warrant issued to Buyer by the Company in connection with the Loan Agreement granting Buyer the right to purchase 2,500,000 shares of common stock of the Company subject to shareholders' approval.

         "Non-Disclosing Party" has the meaning set forth in Section 6.1.

         "Order" means any writ, judgment, decree, injunction or similar order of any Government Entity (in each case whether preliminary or final).

         "Organizational Documents" means with respect to any Person, articles of incorporation, certificates of incorporation, by-laws, partnership agreement, operating agreement, articles of association, joint venture or other agreement, instrument or documents, individually or collectively, pursuant to which such Person is established or organized, and that govern the internal affairs of such Person or such documents as they may be amended from time to time.

         "Parties" has the meaning set forth in the introductory paragraph hereof.

         "Person" means and includes any individual, partnership, joint venture, corporation, trust, limited liability company, joint stock company, an unincorporated organization, a Government Entity or any political subdivision or agency thereof, or any other entity.

         "Purchase Price" has the meaning set forth in Section 2.

         "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of December 10, 1999 by and among Company and Seller.

         "Second Letter Agreement" has the meaning set forth in Section 7.2.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" has the meaning given set forth in the introductory paragraph hereof.

         "Shareholders Rights and Voting Agreement" shall mean that certain shareholders rights and voting agreement to be dated as of the Closing Date by and among the Company, Buyer and certain other Company stockholders named therein.

         "Taxes" means (a) any and all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, License, payroll, employment, severance, pay as you earn, withholding on amounts paid by or to the relevant party, social security and franchise or other governmental taxes or charges, imposed by the United States of America, or any state, province, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest (punitive or otherwise), penalties or additions to tax related or attributable to such taxes; or (b) liability for the payment of any amounts of the type described in (a) as a result of any obligation to indemnify any other Person.

         "Terms" has the meaning set forth in Section 6.1(a).

         "Warrants" means the Warrant between the Company and Seller dated as of December 10, 1999 granting Seller the right to acquire up to 125,000 shares of common stock of the Company.

                                  SCHEDULE 4.6
                              OWNERSHIP IN COMPANY

Seller has a warrant to purchase 125,000 shares of common stock of the Company pursuant to that certain Warrant between Seller and Company dated as of December 10, 1999.